                                                                    Exhibit 10.1




                            FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE, dated this 5th day of October, 2005, by and between 1130 Rainier LLC, a Washington LLC, a Washington limited liability company (hereafter "LESSOR") and Loudeye Corp., and Loudeye Enterprise Communications, Inc., both Delaware corporations (hereafter jointly and severally "LESSEE").

                                RECITALS OF FACT

A. LESSOR and LESSEE have entered into a written lease dated December 20, 2003, (hereafter "the Lease") whereby LESSOR leased to LESSEE and LESSEE leased from LESSOR, premises in the County of King, State of Washington more particularly described in the Lease and in Exhibit A attached hereto, and by this reference incorporated herein:

B. LESSOR AND LESSEE desire to amend the Lease.

Now, therefore incorporating the foregoing recitals of fact and for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, LESSOR and LESSEE agree to amend the Lease effective January 1, 2006, as follows:

      (1) Paragraph 1 (f) TERM shall be amended by adding thereto the following new language: "The Lease term shall be extended for a period of two (2) years beginning January 1, 2006, and ending December 31, 2007; provided, however, LESSEE shall have the option to terminate the Lease as of December 31, 2006, upon giving LESSOR written notice of its exercise of this option on or before June 30, 2006."

      (2) Addendum A, paragraph 1, ANNUAL BASIC RENT, shall be amended by adding the following:

            Year              Annual Rent      Monthly Rent
            2006              $939,442.50       $78,286.88
            2007              $960,319.00       $80,026.58

      (3) Addendum A, paragraph 2, LANDLORD'S RIGHT TO TERMINATE LEASE, shall be amended by adding the following new language: "In the event

            Landlord exercises its right to terminate the Lease in part, Tenant shall have the option to terminate the entire Lease, which option shall be exercised, if at all, by a written notice thereof, delivered to Landlord within ten (10) business days of Tenant's receipt of Landlord's notice of termination of the Lease in part. In addition, to assist Tenant in the planning of its vacation of all or part of the leased premises, Landlord will notify Tenant of its receipt of an acceptable offer from a prospective tenant to lease substantially all the leased premises, within ten (10) business days of said receipt."

      (4) Addendum A, paragraph 3, TIMING OF TENANT'S PAYMENTS, shall be amended by deleting entirely the existing language and substituting therefore the following: "Rent, utilities, other charges and expenses due from Tenant to Landlord shall be prepaid monthly, in advance, so long as: (1) Tenant has not defaulted on its lease obligations and (2) Tenant's unrestricted (1) cash, (2) cash equivalents, and (3) marketable securities (hereafter "unrestricted cash on hand") cover its current monthly burn rate for the then remaining unpaid lease term, less the amount of the security deposit (assuming through June 30, 2006, that the lease term will terminate on December 31, 2006, and thereafter that the lease term will end on December 31, 2007, if Tenant does not exercise its option to terminate and set forth in subparagraph 1, above). For example, on January 1, 2006, the required unrestricted cash on hand shall be equal to the then current announced monthly burn rate times twelve
            (12) less the amount of the security deposit and less the four (4) months prepaid rent. As a further example, assuming the Lease is not terminated by Tenant on or before June 30, 2006,on July 1, 2006, the required unrestricted cash on hand shall be equal to the then current announced monthly burn rate times eighteen (18) less the amount of the security deposit and less the four (4) months prepaid rent. If either of these two (2) conditions is not met, Tenant thereafter shall pay rent, utilities, other charges and expenses quarterly, in advance."

      (5) Paragraph 1 (l) DIRECT EXPENSE BASE shall be amended by deleting the "Year 2000" and substituting therefore "Year 2005".

      (6) Addendum A, paragraph 4, ADDITIONAL EXPENSE REIMBURSEMENTS, shall be amended by deleting entirely the existing language and substituting therefore the following language: "To the extent Tenant occupies the leased premises during normal business hours (Monday through Friday, 8:00 a.m. through 5:00 p.m., excluding state and national holidays) Tenant shall not be charged separately for electricity, trash, telephone, janitorial or water used on the second floor or the "non Computer Room" portions of the first floor as these expenses shall be part of the fully serviced lease, subject only to adjustment for increases therein over the base year 2005.

            If Tenant occupies the second or non computer room portions of the first floor beyond normal business hours, Tenant shall pay for trash, electricity and water for those extra hours on a proportionate basis comparing the number of occupied hours versus normal business hours. The comparison shall be accomplished by analyzing the hours of HVAC usage unless Tenant abuses the system by utilizing the building system during periods when the HVAC system is off in which case the security system shall be analyzed.

            In any event, Loudeye shall pay for all electricity consumed by the Computer Room (at pass through rates, to be calculated by separate metering if currently in place or if not currently in place by subtracting from the entire electrical cost allocable to the leased premises the cost of electricity for the non computer room space measured by comparing the cost of electricity per occupied square foot at the Prefontaine Building (a similar aged and renovated historical building) and for Computer Room UPS, generator, satellite, wiring, HVAC, security, life safety, maintenance (at pass through rates), insurance, trash, telephone, janitorial, and damage to its equipment not otherwise covered by Landlord's or Tenant's insurance. Tenant shall obtain its own maintenance contracts on Landlord's UPS, generator, satellite systems, and shall provide Landlord with copies of said contracts and receipts for payments for said services."

      (7) Paragraph 1 (n) SECURITY DEPOSIT shall be amended by adding the following language: "Upon the later of January 3, 2006, or the execution of this Lease Amendment, Tenant shall deliver to Landlord
            (a) as prepayment of rent for the final four months of Rent that become due prior to the scheduled termination of the extended term of the Lease, and (b) as additional security for Tenant's performance of the Lease, $320,106.34. The security deposit shall not be mortgaged, assigned, or encumbered by Tenant without the prior written consent of Landlord. On or after a date that is thirty days prior to the first day of a calendar month which month is the fourth month prior to the termination of the Lease term, the Landlord shall apply said funds, in whole or in part, as payment of rent for the final four months of the Lease term, without default by the Tenant.

            If an event of default by the Tenant occurs, Landlord may, but shall not be required to, apply all or any portion of the security deposit for payment of any Rent or sums otherwise due Landlord to cure said default, or to hold as a cash security deposit. The use of the security deposit or any part of it by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law. Landlord shall not be required to proceed against the security deposit. The security deposit shall not operate as a limitation on any recovery to which Landlord may be entitled. If any portion of the security deposit is applied by reason of a default by the Tenant, Tenant shall, within five (5) days after written demand, deposit cash with Landlord in an amount sufficient to return the amount of the security deposit to be equal to the amount of the security deposit required under this Lease ($473,164.34). If Landlord transfers or mortgages the Building, Landlord may transfer the security deposit to the transferee or mortgagee and Tenant will look solely to the transferee or mortgagee for the return of the security deposit."

      (8) Addendum A, paragraph 8, BUILDING REPAIR, shall be added by the addition of the following language: "Landlord shall spend up to, but not more than, $83,506 to provide for mutually agreeable protection of the first and second floor equipment from leaks that may occur in the first, second, or third floor restrooms. By undertaking this work, Landlord shall not be deemed to be guaranteeing or warranting the future water tightness of the rest rooms. Landlord shall repair the freight elevator on or before January 1, 2006."

      (9) Addendum A, paragraph 9, RENEWAL OPTION, shall be added by the addition of the following language: "Subject to Landlord's continuing right to terminate the Lease, and assuming Tenant has not earlier exercised its right to terminate the Lease as of December 31, 2006, Tenant shall have one (1) option to extend the Lease for the premises then leased for a period of three (3) years by providing Landlord with its written exercise of said option no later than March 31, 2007. The rent to be paid during the option period shall be fair market including all concessions then available in the marketplace (tenant improvement allowances, free parking, space pockets, etc.) but in no event shall the rent be less than the rent owing during 2007.

      (10) Addendum A, paragraph 10, EXPANSION OPTION, shall be added by the addition of the following language: "Tenant, like any other prospective tenant, may offer to lease any other space in the building that may come under Landlord's direct control during the term of the Lease, and any extension thereof, at the same rates available under the Lease. Landlord shall continue to lease all unoccupied space without notice to Tenant. Landlord may refuse to lease additional space to Tenant should Tenant's financial condition not meet the satisfaction of Landlord in the exercise of Landlord's absolute discretion.

      (11) Paragraph 1 (o) PARKING shall be amended by deleting entirely the existing language and substituting therefore the following language:
            "Tenant shall pay thirty dollars ($30.00) per month per space for its lease of 81.5 uncovered spaces and seventy dollars ($70.00) per month per space for its lease of 8 covered spaces. Landlord shall have the right to provide parking for Tenant either to the immediate east or the immediate north of the leased premises."

      (12) Paragraph 15 (a) REPAIRS SHALL be amended by adding the following language: "Upon expiration of the Lease, the leased premises shall be delivered back to Landlord by Tenant in broom clean condition, normal wear and tear excepted. Tenant shall be responsible for the repair/restoration of any and all damage done to the premises by Tenant during its occupancy, including, without limitation, its removal during its move out of any computer racks in the computer room (which removal shall require the repair of the sub floor and the replacement of the raised floor where the sub and raised floors are penetrated to allow for the structural tie down of the racks). At its option, but only with Landlord's prior written approval, which may be withheld in the exercise of Landlord's absolute discretion, Tenant may choose to leave the computer racks in the computer room rather than removing them and repairing/replacing the sub/raised floor."

      (13) Addendum A, paragraph 11, BUILDING SIGNAGE, shall be added by the addition of the following language: "Tenant has the non exclusive right to install signage on the building at its sole cost subject to prior written approval by Landlord and the city of Seattle."

      Except as expressly amended herein, the remainder of the terms and conditions, rights and obligations, as contained in the lease shall remain in full force and effect.

Dated this 5th day of October, 2005.



1130 Rainier LLC                           Loudeye Corp., a Delaware corporation

By Seavest Financial Corporation
     A Washington Corporation              By  /s/ Ron Stevens
                                             -----------------------------------
                                           its CFO
                                              ----------------------------------


/s/ Paul E. Krug
--------------------------------
By PAUL E. KRUG
President

                                           Loudeye Enterprise Communications Inc

                                           By /s/ Eric S Carnell
                                             -----------------------------------
                                           Its Vice President and Secretary
                                              ----------------------------------